Exhibit 107
Calculation of Filing Fee Table
Form S-3D
(Form Type)

S&T BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to Be Carried Forward
Newly Registered Securities
Fees to Be Paid	(1)	Equity	Common Stock	Other	1,000,000	$42.90	$42,900,000.00	0.00015310	$6,567.99
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
		Total Offering Amounts					$42,900,000.00		$6,567.99
		Total Fees Previously Paid							$0.00
		Total Fee Offsets							$0.00
		Net Fee Due							$6,567.99

Fee Note #
(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock being registered hereunder includes such indeterminate number of additional shares of common stock as may become issuable as a result of any stock dividend, split, combination or similar transaction. The proposed maximum offering price per unit is estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices for our common stock on December 2, 2024, as reported by the NASDAQ Global Select Market.